Exhibit 10.28

NBTY, INC.
2009 EQUITY AWARDS PLAN

RESTRICTED STOCK AWARD AGREEMENT

AGREEMENT (“Agreement”), dated as of               , 20    , by and between NBTY, Inc., a Delaware corporation (the “Company”), and                          (the “Grantee”).

The Compensation and Stock Option Committee of the Board of Directors of the Company (the “Committee”) granted this restricted stock award (the “Award”) on                   , 20     (the “Grant Date”) under the NBTY, Inc. 2009 Equity Awards Plan (the “Plan”).  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.  A copy of the Plan as in effect on the date hereof has been delivered to the Grantee.  By signing and returning this Agreement, the Grantee acknowledges having received and read a copy of the Plan as in effect on the date hereof and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1.             Grant of Award.  Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Grantee is hereby granted an Award with respect to                                    (      ) shares of the Common Stock.

2.             Restriction Period and Vesting.

(a)      For purposes of this Agreement, the Restriction Period is the period beginning on the Grant Date and ending on the            anniversary of the Grant Date (the “Restriction Period”). The Committee may, in accordance with the Plan and to the extent permitted by section 409A of the Code (if applicable), accelerate the expiration of the Restriction Period as to some or all of the shares of Common Stock at any time.

(b)      Except as set forth in subsection (c) of this Section 2, the following table indicates each date upon which the Grantee shall first become vested in the percentage of the Award indicated beside each such date, provided that the Grantee has not had a Termination at any time prior to such date (each of the dates set forth below being herein called a “Vesting Date”):

Vesting Date	Total Percentage Vested
1st Anniversary of Grant Date	0%
2nd Anniversary of Grant Date	%

Anniversary of Grant Date	100%

There shall be no proportionate or partial vesting in the periods prior to each Vesting Date; vesting shall occur only on the appropriate Vesting Date.  The period during which any portion of the Award remains unvested being hereinafter referred to as the “Restriction Period”.

(c)           Upon the occurrence of a Change in Control, the Award shall immediately vest with respect to all shares of Common Stock subject thereto.

3.             Custody and Delivery of Certificates Representing Common Stock.  The shares of Common Stock subject to the Award may be held by a custodian in book entry form with the restrictions on such shares of Common Stock duly noted or, alternatively, the Company may hold the certificate or certificates representing such shares of Common Stock, in either case until the Award shall have vested, in whole or in part, pursuant to Section 2.  As soon as practicable after the shares of Common Stock shall have vested pursuant to Section 2, but in no event later than sixty (60) days following the expiration of the Restriction Period, the restrictions shall be removed from those of such shares of Common Stock that are held in book entry form, and the Company shall deliver to the Grantee any certificate or certificates representing shares of Common Stock that are held by the Company and destroy or return to the Grantee the stock power or powers relating to such shares of Common Stock.  If such stock power or powers also relate to unvested shares of Common Stock, the Company may require, as a condition precedent to the delivery of any certificate pursuant to this Section 3, the execution and delivery to the Company of one or more irrevocable stock powers relating to such unvested shares of Common Stock.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any vested shares of Common Stock subject to the Award, except as otherwise provided in Section 3.2 of the Plan with respect to withholding obligations.

4.             Termination.  “Termination” shall mean the Holder’s termination of employment with the Company and its subsidiaries, except that if the Holder is an outside director, “Termination” shall mean the cessation of the Holder’s service on the Board and if the Holder is a consultant, “Termination” shall mean the cessation of the Holder’s performance of services for the Company and its subsidiaries.

Subject to the terms of the Plan and this Agreement:

(a)           In the event of the Grantee’s Termination by reason of death, disability (as defined in section 22(e)(3) of the Code) or involuntary Termination without “cause” (as defined herein), then the tranche of the shares of Common Stock subject to the Award which are next scheduled to vest on or after the Grantee’s date of Termination shall become vested, and the remaining tranches of such shares of Common Stock which are unvested on the Grantee’s date of Termination, if any, shall be forfeited and such shares shall be cancelled by the Company.  For purposes of this Agreement, “cause” shall mean:  (i) the disclosure or misuse of confidential information or trade secrets; (ii) activities in violation of the policies of the Company or any of its subsidiaries, including, without limitation, the Company’s insider trading policy; (iii) the violation or breach of any material provision in any employment contract or agreement among the Grantee and the Company or any of its subsidiaries; (iv) engaging in conduct relating to the Grantee ‘s employment with the Company or any of its subsidiaries for which either criminal or civil penalties may be sought; and (v) willful engaging in conduct that is demonstrably injurious to the Company or any of its subsidiaries, monetarily or otherwise, including conduct that, in the reasonable judgment of the Committee, does not conform to the standard of conduct expected of the Company’s executives or employees. The determination of whether an employee’s or former employee’s Termination was for cause shall be made by the Committee in good faith and in its sole discretion.

(b)           If the Grantee experiences a Termination for any reason other than as described in Section 4(a), all rights with respect to the shares of Common Stock subject to the Award which are unvested on the date of the Grantee’s Termination shall be forfeited by the Grantee and such shares of Common Stock shall be cancelled by the Company.

5.             Change in Control.   Notwithstanding the provisions of Section 3.6 of the Plan, in the event of a Change in Control, the Award shall be treated in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) the Award may be cancelled for fair value (as determined in the sole discretion of the Committee) or (ii) a new award may be issued in substitution of the Award that will substantially preserve the otherwise applicable terms of the Award, as determined by the Committee in its sole discretion.

6.             Restriction on Transfer of Award.  No part of the Award shall be anticipated, alienated, attached, sold, assigned, pledged, encumbered, charged, hypothecated or otherwise transferred other than by will or by the laws of descent and distribution. The Award shall not be subject to levy by reason of any execution, attachment or similar process.  Upon any attempt to anticipate, alienate, attach, sell, assign, pledge, encumber, charge, hypothecate or otherwise transfer the Award or in the event of any levy upon the Award by reason of any execution, attachment or similar process contrary to the provisions hereof, the Award shall immediately and automatically become null and void.

7.             Rights as a Stockholder; Adjustments.  (a)  During the Restriction Period, the Grantee will be the beneficial and record owner of the shares of Common Stock subject to the Award and will have full voting rights with respect thereto.  During the Restriction Period, all ordinary cash dividends paid upon any shares of Common Stuck subject to the Award will be retained by the Company for the account of the Grantee.  Such dividends shall be paid to the Company if for any reason the shares of Common Stock subject to the Award upon which such dividends were paid are forfeited.  Upon the expiration of the Restriction Period (but in no event later than sixty (60) days following the expiration of the Restriction Period), all dividends made on shares of Common Stock not forfeited and retained by the Company will be paid to the Grantee. Extraordinary dividends, additional shares and other property distributed to the Grantee in respect of the shares of Common Stock subject to the Award, as dividends or otherwise, will be subject to the same restrictions applicable to such shares of Common Stock subject to the Award.

(b)           The Committee will adjust the terms of the Award (including, without limitation, the number of shares of Common Stock underlying the Award and the type of property to which the Award relates), in such manner as it deems appropriate (including, without limitation, the cancellation of the Award in exchange for cash amounts determined by the Committee) to prevent the enlargement or dilution of rights, or otherwise as it deems appropriate, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spin-off, split-up, combination, reclassification or exchange of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, including any extraordinary dividend or extraordinary distribution.  After any adjustment made pursuant to this Section 7(b), the number of shares of Common Stock subject to the Award will be rounded down to the nearest whole number.  Any adjustment to the Award by the Committee pursuant to this Section 7(b) shall be final, binding and conclusive.

8.             Tax Withholding.

As a condition to the delivery of any shares of Common Stock, cash or other securities or property pursuant to the Award or the lifting or lapse of restrictions on the Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to the Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Holder shares of Common Stock otherwise deliverable, (b) the Committee shall be entitled to require that the Holder remit cash to the Company (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.  In each case, the shares of Common Stock deducted or withheld from any payment or distribution shall not have an aggregate Fair Market Value in excess of the minimum amount required to be withheld.  Any fraction of a share of Common Stock which would be required to satisfy such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder.

9.             Provisions of Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Grantee with respect to the subject matter hereof.

10.           Notices.  Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below:

If to the Company, to:

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York 11779

Attention:  General Counsel

If to the Grantee, to:  the address for the Grantee on file with the Company;

or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party.  Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

11.           No Obligation to Continue Service.  This Agreement is not an agreement of employment or retention.  This Agreement does not guarantee that the Company or its subsidiaries will employ, retain or continue to employ or retain the Grantee during the entire term of this Agreement (or any portion thereof), including but not limited to any period during which the Award is outstanding, nor does it modify in any respect the Company’s or its subsidiaries’ right to terminate or modify the Grantee’s employment or retention or compensation.

12.           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflict of laws.

13.           Waiver of Jury Trial.  The Grantee waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or the Plan.

14.           Choice of Forum.

(a)           Jurisdiction.  The Company and the Grantee, as a condition to the Grantee’s receipt of the Award, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Suffolk County, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or this Agreement.  The Company and the Grantee, as a condition to the Grantee’s receipt of the Award, acknowledge that the forum designated by this Section 14(a) has a reasonable relation to the Plan and this Agreement and to the relationship between the Grantee and the Company.  Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 14.

(b)           Acceptance of Jurisdiction.  The agreement by the Company and the Grantee as to forum is independent of the law that may be applied in the action, and the Company and the Grantee, as a condition to the Grantee’s receipt of the Award, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or the Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 14(a), (iii) undertake not to commence any action arising out of or relating to or concerning the Plan or this Agreement in any forum other than the forum described in this Section 14 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and the Grantee.

(c)           Service of Process.  The Grantee, as a condition to the Grantee’s receipt of the Award, hereby irrevocably appoints the General Counsel of the Company as the Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan or this Agreement, who shall promptly advise the Grantee of any such service of process.

(d)           Confidentiality.  The Grantee, as a condition to the Grantee’s receipt of the Award, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 14, except that the Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to the Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

15.           Section 409A.

(a)           Notwithstanding any provision to the contrary herein, to the extent any payment to be made pursuant to this Award in connection with a Termination would be subject to the additional tax of section 409A of the Code, the payment shall be delayed until six months after such Termination (or, if earlier, the Grantee’s death).

(b)           It is intended that this Agreement comply with the provisions of section 409A of the Code, to the extent applicable thereto.  This Agreement shall be administered and interpreted in a manner consistent with this intent.  Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with the Award is guaranteed under the Plan or this Agreement, and the Grantee solely shall be responsible for any taxes, interest, penalties or other amounts imposed on the Grantee in connection with the Agreement or Award.

16.           Counterparts.  This Agreement may be executed with counterpart signature pages or in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GRANTEE	NBTY, INC.

By:
[Name]		Name:
Title